Exhibit 10.10

Summary of Compensation Payable to Named Executive Officers

Base Salary. The Compensation and Leadership Development Committee (the “Committee”) of the Board of Directors of Yahoo! Inc. (“Yahoo!”) has approved the 2012 base salaries of Yahoo!’s principal executive officer and principal financial officer (the “Named Executive Officers”). The following table shows for each of the Named Executive Officers the annual base salary for 2012:

Name and Principal Position	2012 Annual Base Salary ($)
Marissa A. Mayer Chief Executive Officer	1,000,000
Ken Goldman Chief Financial Officer	600,000

Bonus. In addition to receiving a base salary, Yahoo!’s Named Executive Officers are also eligible to receive an annual bonus.

Yahoo!’s Named Executive Officer bonuses for 2012 will be determined under Yahoo!’s Executive Incentive Plan. The Named Executive Officers’ respective target bonus opportunities (expressed as a percentage of annual base salary) under the Executive Incentive Plan for 2012 are as follows: Ms. Mayer – 200% and Mr. Goldman – 90%. The Committee also has the ability to award discretionary bonuses from time to time in circumstances the Committee determines to be appropriate.

Long-Term Incentives. The Named Executive Officers are also eligible to receive equity-based incentives and other awards from time to time at the discretion of the Committee. To the extent required by SEC regulations, equity-based incentives granted by Yahoo! to the Named Executive Officers are reported on Form 4 filings with the Securities and Exchange Commission.